      Exhibit C

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NEES GLOBAL, INC.
Consolidated Statement of Cash Flows
For the Twelve Months Ended March 31, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)

Operating Activities:
     Net loss     $   (794)
     Adjustments to reconcile net loss to
          net cash provided by operating
          activities:
          Depreciation     1,719
          Loss on investments      1,704
          Deferred income taxes     466
          (Increase)/decrease in accounts receivable     (839)
          (Increase)/decrease in other current assets     (430)
          Increase/(decrease) in accounts payable     83
          Increase/(decrease) in other current liabilities     633
          Other, net     946
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Net cash used in operating activities     $ 3,488
               =======

Investing Activities:

     Fixed asset expenditures     $(14,392)
     Investment in HydroServ Group, LLC     (60)
     Investment in Nexus, Inc.     (750)
     Investment in AllEnergy Marketing Co., LLC     268
     Investment in New England Water Heater Co., Inc.     (4,228)
               --------
Net cash used in investing activities     $(19,162)
               ========
Financing Activities:

     Subordinated notes payable to parent-net     $11,677
     Capital contribution from parent     4,353
               -------
Net cash provided by financing activities     $16,030
               =======

Net increase/(decrease) in cash and cash equivalents     $   356
Cash and cash equivalents at beginning of period     95
               -------
Cash and cash equivalents at end of period     $   451
               =======
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